Exhibit (99.1)
EASTMAN KODAK COMPANY

Media Contact:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com

Kodak’s Board Elects Antoinette McCorvey as Chief Financial Officer
Frank Sklarsky Leaving to Take CFO Post at Another Company

ROCHESTER, N.Y. Oct. 12 – Eastman Kodak Company (NYSE:EK) today announced that Antoinette (Ann) P. McCorvey, the company’s Director of Investor Relations and Vice President, has been elected by the board of directors to the position of Chief Financial Officer and Senior Vice President, effective Nov. 5. She will report to Antonio M. Perez, Kodak Chairman and Chief Executive Officer.
McCorvey’s promotion follows the resignation of Frank S. Sklarsky, 53, who is leaving effective Nov. 5 to accept a CFO post at another company.
McCorvey, 53, is an 11-year veteran of Kodak with more than 30 years of financial management experience. She was appointed to her investor relations position in 2007.
“I am pleased to announce Ann as our new CFO,” Perez said. “She is smart, capable, and energetic, with a deep business and finance operations background and is experienced in working with the investment community. Ann will do an excellent job in using the tools of finance to support Kodak’s digital strategy and long-term growth prospects.
“I would also like to thank Frank for his contributions to the company and to wish him well in his future endeavors,” Perez said. “Frank also groomed Ann to serve as his successor, so the company and its shareholders will be well served by the continuity in leadership this represents.”
McCorvey joined Kodak in 1999 as Director, Finance, Imaging Materials Manufacturing.  She has held assignments of increasing responsibility including Director, Finance, Global Manufacturing and Logistics; Director, Finance, Corporate Financial Planning and Analysis, and Director, Finance and Vice President, Consumer Digital Imaging Group.
Prior to Kodak, McCorvey had a 20-year career with Monsanto/Solutia. Her last assignment at Solutia, Inc. (the former Chemical Company of Monsanto) was Vice President/General Manager of Nylon, Plastics, Polymers and Industrial Fibers. McCorvey earned a degree in Finance and Accounting and an MBA from the University of West Florida in Pensacola. She is a Certified Management Accountant.
“I am proud and honored to be given the opportunity to make a greater contribution to the transformation of Kodak,” McCorvey said. “I have worked closely with the management team during my years at Kodak, and I know the potential this company has to achieve greater things. I look forward to doing my part to help Kodak achieve its goals, in conjunction with an exceptional corporate finance team.”
Sklarsky, who joined Kodak in 2006 from Conagra Foods Inc., will participate in the company’s third-quarter conference call on Oct. 28.
"It's been an honor and a privilege to work with Antonio and this remarkable Kodak team," Sklarsky said. "I have nothing but respect and admiration for the people of Kodak, and I am fully confident in the company's long-term business prospects. I am leaving because I received a professional opportunity that I simply could not pass up. I remain a huge supporter of Kodak, its products and its people, and I look forward to watching the company successfully complete its business transformation.”

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 2010